Exhibit 10.2

SEPARATION AGREEMENT

This Separation Agreement (this “Agreement”), by and between Melinda D. Whittington (“Executive”) and Allscripts Healthcare Solutions, Inc., a corporation organized and existing under the laws of the State of Delaware (“Company”) is effective as of the 11th day of May, 2017 (the “Effective Date”).  Terms used in this Agreement but not specifically defined herein shall have the same meaning as in the Employment Agreement (defined below).

WHEREAS, Company and Executive entered into an Employment Agreement with an effective date of February 1, 2016 (the “Employment Agreement”), a copy of such agreement is attached hereto as Exhibit A; and

WHEREAS, Company and Executive desire to set forth the terms of Executive’s termination of employment with the Company, severance benefits, and other matters related thereto.

NOW, THEREFORE, in consideration of the foregoing premises, of the mutual agreements and covenants contained herein and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.Termination Date; Cessation of Duties.

(a)Executive’s employment with Company will terminate effective as of the close of business on June 5, 2017 (the “Termination Date”).  As of the Termination Date, Executive’s service as an officer and employment with Company is terminated and Executive irrevocably resigns from all other positions with any subsidiaries and affiliated companies of Company.

(b)Executive’s Employment Agreement remains in full force and effect until the Termination Date, except as modified by this Agreement.  Through and including the Termination Date, Executive shall continue to receive her Base Salary as in effect on the Effective Date and to participate in any benefit plans or programs of Company provided or made available to Executive as of the Effective Date.

(c)As of May 12, 2017, Executive is relieved of all duties for the Company other than the transition of Executive’s duties to others within the Company, shall take no other actions on behalf of Company, and shall have no authority as an officer or agent of the Company.  Executive’s access to the Company’s systems and offices shall cease as of the close of business on May 15, 2017, except to the extent that Executive is invited to the Company’s offices or given consent to such access by a Company officer on or prior to June 5, 2017.

2.Severance Benefits.  Subject to Executive’s compliance with the terms of this Agreement, including without limitation Sections 4, 5, 6, 7, 8, and 10, Executive shall receive, after the Termination Date, the payments and benefits set forth in Section 4.5.1 of the Employment

Agreement, including the Accrued Obligations as defined therein, which are described and shall be paid or provided in accordance with Schedule 1 attached to this Agreement.

3.No Other Payments.  Executive expressly acknowledges and agrees that, other than as specifically provided for in this Agreement and on Schedule 1, no additional payments or benefits are due from Company on any basis whatsoever, including but not limited to any Performance Bonus payment under Company’s 2017 corporate bonus program, and that Executive’s outstanding, unvested equity awards are forfeited as of the Termination Date, other than as described on Schedule 1.

4.Release.  The pay and benefits provided under Section 2 of this Agreement are subject to Executive’s execution of (without revocation) and delivery to Company by the forty-fifth (45th) day following the Termination Date (but not before the Termination Date) of a release and waiver of all claims (the “Release”) up to the date of the Release with such Release in the form attached hereto as Exhibit B.

5.Restrictive Covenants.  Executive expressly acknowledges and agrees that Section 5 (“Restrictive Covenants”) of the Employment Agreement remains in full force and effect as provided therein.

6.Return of Company Property.  Executive represents and warrants that, within seven days of the Effective Date, Executive shall return to Company all Company property and information in any form (whether, paper, electronic media or otherwise), and not retain copies of any such property or information (excluding, however, information relating solely to Executive’s own employment, compensation and benefits).

7.Non-Disparagement.  Executive agrees not to make any adverse or disparaging comments (oral or written, including but not limited to, via any form of electronic media) about the Company, its affiliates, or any of their respective officers, directors, managers or employees which may tend to impugn or injure their reputation, goodwill and relationships with their past, present and future customers, employees or vendors or with the business community generally.    Nothing in this Section 7 is intended to prohibit, limit or prevent Executive from providing truthful testimony in a court of law, to a regulatory or law enforcement agency or pursuant to a properly issued subpoena, and such testimony would not be deemed to be a violation of this Section 7.  The Company agrees that the Company will not, and will instruct the members of the Board and its senior executives not to, make any adverse or disparaging comments (oral or written, including but not limited to, via any form of electronic media) about Executive which may tend to impugn or injure Executive’s reputation or goodwill, or contribute to Executive being held in disrepute by the public or any future employer of Executive.

8.Cooperation.  Executive agrees to cooperate, within reason, subject to reimbursement by Company of reasonable out of pocket costs and expenses, with Company and its counsel with respect to any matter (including any litigation, investigation or governmental proceeding) which relates to matters with which Executive was involved during her employment with Company.  Such cooperation shall include appearing from time to time at the offices of Company or Company’s counsel for conferences and interviews and in generally providing the officers of Company and its counsel with the full benefit of Executive’s knowledge with respect to any such matter.  Executive agrees to render such cooperation in a timely fashion and at such times and places as may be mutually agreeable to the parties.  Executive’s cooperation shall not require her to give Company more time and attention than may reasonably be accommodated to her work schedule and other commitments, from time to time.

9.Waiver of Any Re-Employment Right.  Executive waives all interest in and right to reinstatement or re-employment with Company and any of its affiliates and agrees that any application for re-employment may be rejected without explanation or liability pursuant to this provision.  This waiver shall not apply to any instance where Executive’s then-current employer becomes acquired by the Company or any of its affiliates, or where the Company desires to re-hire Executive.

10.Nondisclosure.  Executive shall not disclose or cause to be disclosed the terms of this Agreement or the negotiations leading to it to any person (other than to her spouse, attorneys or tax advisors, who shall also be bound by this nondisclosure provision), except pursuant to a lawful subpoena or as otherwise required by law.  The Company shall not disclose or cause to be disclosed the terms of the Agreement or the negotiations leading to it to any unaffiliated person (other than the Company’s attorneys or advisors), except pursuant to a lawful subpoena or as otherwise required by law, including, but not limited to, the reporting requirements applicable to the Company under the Securities Exchange Act of 1934.

11.Miscellaneous.

(a)Binding Effect.  This Agreement shall be binding upon each of the parties and upon their respective heirs, administrators, representatives, executors, successors and assigns, and shall inure to the benefit of each party and to their respective heirs, administrators, representatives, executors, successors and assigns.

(b)Applicable Law.  This Agreement shall be construed in accordance with the laws of the State of Illinois, without regard to the conflict of law provisions of any jurisdiction.

(c)Dispute Resolution; No Set-Off or Mitigation; Indemnification.  Executive and the Company expressly acknowledge and agree that Section 6 (“No Set-Off or Mitigation”), Section 7.9 (“Dispute Resolution and Arbitration”) and Section 7.16 (“Indemnification; Insurance Coverage”) of the Employment Agreement remain in full force and effect and shall apply to this Agreement.

(d)Scope of Agreement.  This Agreement and, as indicated, the Employment Agreement reflect the entire agreement between Executive and Company with respect to the terms and conditions of Executive’s employment relationship with Company and the termination of such employment relationship and, except as specifically provided herein, supersede all prior agreements and understandings, written or oral relating to the subject matter hereof.

(e)Notices.  Any notice pertaining to this Agreement shall be in writing and shall be given in accordance with Section 7.6 of the Employment Agreement.

(f)Waiver of Breach.  The waiver by either party to this Agreement of a breach of any provision of this Agreement shall not operate as or be deemed a waiver of any subsequent breach by such party.  Continuation of benefits hereunder by Company following a breach by Executive of any provision of this Agreement shall not preclude Company from thereafter exercising any right that it may otherwise independently have to terminate said benefits based upon the same violation.

(g)Amendment.  This Agreement may not be modified or amended except by a writing signed by the parties to this Agreement.

(h)Counterparts.  This Agreement may be signed in multiple counterparts, each of which shall be deemed an original.  Any executed counterpart returned by facsimile or PDF shall be deemed an original executed counterpart.

(i)No Third Party Beneficiaries.  Unless specifically provided herein, the provisions of this Agreement are for the sole benefit of the parties to this Agreement and are not intended to confer upon any person not a party to this Agreement any rights hereunder.

(j)Terms and Construction.  Each party has cooperated in the drafting and preparation of this Agreement.  The language in all parts of this Agreement shall be in all cases construed according to its fair meaning and not strictly for or against either party.

(k)Admissions.  Nothing in this Agreement is intended to be, or will be deemed to be, an admission of liability by Executive or Company to each other, or an admission that they or any of their agents, affiliates, or employees have violated any state, federal or local statute, regulation or ordinance or any principle of common law of any jurisdiction, or that they have engaged in any wrongdoing towards each other.

(l)Withholding.  Company may withhold from any amounts payable under this Agreement such federal, state and local taxes as may be required to be withheld pursuant to applicable laws or regulations.

(m)Severability.  The holding of any provision of this Agreement to be illegal, invalid or unenforceable by a court of competent jurisdiction shall not affect any other provisions of this Agreement, which shall remain in full force and effect.

(n)Calculations.  The terms of Schedule 1 are intended to provide Executive the payments and benefits due per the terms of Section 4.5.1 of the Employment Agreement and other applicable compensation-related documents per terms applicable to a termination of Executive’s employment without Cause.  In the event of manifest error in any calculation reflected on Schedule 1, Company and Executive agree that the calculation shall be corrected and Executive provided the correct payment or benefit.

(o)Section 409A of the Code.  Executive expressly acknowledges and agrees that Section 7.14 (“Internal Revenue Code Section 409A”) of the Employment Agreement remains in full force and effect and shall apply to this Agreement.  Executive is a “specified employee” of Company and its affiliates (as defined in Treasury Regulation Section 1.409A-1(i)), and Executive is therefore subject to a delay in payment until six months after the date of Executive’s separation from service from Company (pursuant to Treasury Regulation Section 1.409A-3(i)(2)(ii)) to receive payments provided hereunder to the extent such amounts are subject to, and not exempt from, Section 409A.  If the sixty (60)-day period following a “separation from service” begins in one calendar year and ends in a second calendar year (a “Crossover 60-Day Period”), then any severance payments that would otherwise occur during the portion of the Crossover 60-Day Period that falls within the first year will be delayed and paid in a lump sum during the portion of the Crossover 60-Day Period that falls within the second year.

IN WITNESS WHEREOF, this Agreement has been duly executed by the parties as of the dates respectively set forth below.

Dated: May 12, 2017	ALLSCRIPTS HEALTHCARE SOLUTIONS, INC. /s/ Brian P. Farley Brian P. Farley Senior Vice President, General Counsel and Corporate Secretary
Dated: May 11, 2017	EXECUTIVE: /s/ Melinda D. Whittington Melinda D. Whittington

SCHEDULE 1

ACCRUED OBLIGATIONS

The Accrued Obligations, as defined in Section 4.5.1 of the Employment Agreement.

CASH PAYMENTS

Amount Payable	Date[s] Payable	Comments
$788,000

Paid in twelve equal monthly installments with the first two installments to be paid on the sixtieth (60th) day following June 5, 2017 (the “Termination Date”) and the remaining ten installments to be paid on the ten following monthly anniversaries of such date.

Constituting the payments required by Section 4.5.1(i) of the Employment Agreement (lx (base salary + current target performance bonus) paid over 12 months).

BENEFITS CONTINUATION

Benefits Description	Continuation Period

Continuation of Executive’s enrollment in health and/or dental insurance benefits immediately prior to the Termination Date, with Executive contributing to such benefits as if she were employed by Company.

Until the earlier of:

(i)the end of the 12-month period following the Termination Date (i.e., through June 5, 2017); or

(ii)Executive’s failure to make a required contribution within 10 days of written notice or the COBRA grace period, whichever comes later; or

(iii)the date on which Executive becomes eligible to receive comparable benefits from a subsequent employer.

Schedule 1 – Page 1

RESTRICTED STOCK UNIT (“RSU”) AND OPTION VESTING AND FORFEITURE

	Award	Vesting Per Sec. 4.5.1(iii) of Employment Agreement or Award	Delivery of Shares	RSUs / Options Forfeited from Award
1.	2/24/16 Relative TSR PSU Grant (80,711 granted)	Actual performance pro-rated to 42.6% (467/1096)	Upon later of certification of performance by Compensation Committee or sixtieth (60th) day following the Termination Date	TBD
2.	3/6/17 Relative TSR PSU Grant (54,485 granted)	Actual performance pro-rated to 8.3% (91/1096)	Upon later of certification of performance by Compensation Committee or sixtieth (60th) day following the Termination Date	TBD
3.	2/24/16 Time-Based RSU Grant (80,711 granted)	34,348	Sixtieth (60th) day following the Termination Date (Performance hurdle satisfied in full)	19,458
4.	3/6/17 Time-Based RSU Grant (54,485 granted)	22,690 *If performance condition is satisfied.	Upon later of certification of performance by Compensation Committee or sixtieth (60th) day following the Termination	31,796

Schedule 1 – Page 2

EXHIBIT A

EMPLOYMENT AGREEMENT

EXHIBIT B

GENERAL RELEASE

WHEREAS, this General Release (this “Release”) is given by Melinda D. Whittington (“Executive”) on the date indicated below at Executive’s signature, pursuant to the Separation Agreement between Allscripts Healthcare Solutions, Inc. (the “Company”) and Executive effective as of May 11, 2017 (the “Agreement”); and

WHEREAS, in consideration for the payments and benefits provided by Company to Executive under the Agreement, which are conditioned upon her execution of a release and waiver of claims for the benefit of Company, Executive agrees to execute this Release.

NOW THEREFORE, in consideration of the mutual covenants contained under the Agreement and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, and intending to be legally bound, Executive agrees as follows:

1.In exchange for the benefits described in the Agreement, Executive hereby agrees to WAIVE any and all rights in connection with, and to fully RELEASE and forever discharge Company and its predecessors, parents, subsidiaries, divisions, related or affiliated companies, benefit plans, plan administrators and other plan fiduciaries, officers, directors, stockholders, members, employees, heirs, successors, assigns, representatives, agents and counsel (the “Released Parties”) from any and all torts, contracts, claims, suits, actions, causes of action, demands, rights, damages, costs, expenses, attorneys’ fees, and compensation in any form whatsoever, whether now known or unknown, in law or in equity, which Executive has or ever had (from the beginning of time through and including the date hereof) against any of the Released Parties, including without limitation on account of or in any way arising out of, relating to or in connection with Executive’s employment by or separation of employment from any of the Released Parties, and any and all claims for damages or injury to any entity, person, property or reputation arising therefrom, claims for wages, employment benefits, tort claims and claims under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Civil Rights Act of 1866, the Employee Retirement Income Security Act of 1974 (except that Executive does not waive her right to receive notices and disclosures, monies and other benefits due in accordance with any employee retirement or welfare benefit plan), the National Labor Relations Act, the Fair Labor Standards Act, the Rehabilitation Act of 1973, the Family and Medical Leave Act of 1993, the Americans with Disabilities Act of 1990 and any other federal, state or local law, statute, ordinance, guideline, regulation, order or common-law principle of any state relating to employment, employment contracts, wrongful discharge or any other matter; provided, however, that the foregoing waiver and release shall not apply to Executive’s rights in respect of any benefit or claim to which Executive is entitled under employee pension or welfare benefit plans and programs of the Released Parties in which Executive is a participant prior to the date below, or to Executive’s rights to enforce the Agreement.

2.Release of Age Discrimination Claims.  In further consideration of the promises made by Company in the Agreement, Executive specifically WAIVES any and all rights in connection with, and fully RELEASES and forever discharges the Released Parties from, any and all torts, contracts, claims, suits, actions, causes of action, demands, rights, damages, costs,

B-1

expenses, attorneys’ fees, and compensation in any form whatsoever, whether now known or unknown, in law or in equity, which Executive has or ever had (from the beginning of time through and including the date hereof) against any of the Released Parties, arising under the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. Sec. 621, et seq. (“ADEA”).  Executive further agrees that:

(a)Executive’s waiver of rights under this Release is knowing and voluntary and in compliance with the Older Workers Benefit Protection Act of 1990;

(b)Executive understands the terms of this Release;

(c)the consideration provided in the Agreement represents consideration over and above that to which Executive otherwise would be entitled, that the consideration would not have been provided had Executive not signed this Release, and that the consideration is in exchange for the signing of this Release;

(d)Company is hereby advising Executive in writing to consult with Executive’s attorney prior to executing this Release;

(e)Company is giving Executive a period of at least forty-five (45) days within which to consider this Release;

(f)Following the execution of this Release Executive has seven (7) days in which to revoke this Release by written notice.  To be effective, the revocation must be made in writing and delivered to and received by the General Counsel, Allscripts Healthcare Solutions, Inc., 222 Merchandise Mart Plaza, Suite 2024, Chicago, Illinois 60654, no later than 4:00 p.m. on the seventh day after Executive executes this Release.  An attempted revocation not actually received by the General Counsel before the revocation deadline will not be effective; and

(g)This entire Release shall be void and of no force and effect if Executive chooses to so revoke, and, if Executive chooses not to so revoke, this Release shall then become fully effective and enforceable.

This Section 2 does not waive rights or claims that may arise under the ADEA after the date Executive signs this Release.  In addition, nothing in this Release shall in any way affect Executive’s right to indemnification, coverage and expense advancement to the extent provided by Company’s operating agreement or other applicable Company or insurance policies; provided, however, that Company shall not be liable, and shall not provide a defense and indemnification for any claim wherein Executive has not satisfied the applicable standard of conduct set forth in such operating agreement or other applicable policies, or wherein Executive has committed any acts of fraud, embezzlement or gross misconduct.

3.Proceedings; No Admissions.

(a)Executive hereby represents and warrants that she has no pending claims against any of the Released Parties with any municipal, state, federal or other governmental or nongovernmental entity.  Notwithstanding anything to the contrary, this Release shall not prevent Executive from (A) initiating or causing to be initiated on Executive’s behalf any complaint,

B-2

charge, claim or proceeding against any of the Released Parties before any local, state or federal agency, court or other body challenging the validity of the waiver of Executive’s claims under the ADEA contained in this Release (but no other portions of the waivers and releases described in Sections 1 or 2); or (B) initiating or participating in an investigation or proceeding conducted by the Equal Employment Opportunity Commission with respect to the ADEA.

(b)Both parties acknowledge and agree that this Release does not constitute, is not intended to be, and shall not be construed, interpreted or treated in any respect as, and shall not be admissible in any proceeding as, an admission of liability, error, violation, omission or wrongdoing by either party for any purpose whatsoever.  Further, both parties acknowledge and agree that there has been no determination that either party has violated any federal, state or local law, statute, ordinance, guideline, regulation, order or common-law principle.  Executive further acknowledges that no precedent, practice, policy or usage shall be established by this Release or the offer to Executive of compensation and benefits in the Agreement.

4.Effect of Claim.  Executive also understands and agrees that in the event Executive, by herself, or in conjunction with Executive’s heirs, spouse, family members, executors, or administrators, attempt(s) to institute or institute(s) any charge, claim, suit or action against any of the Released Parties in violation of this Release, Executive shall be obligated, as an express condition of bringing such action, to tender back to Company the full amount of the compensation and benefits that Executive has received under the Agreement; and Executive further agrees that Executive will pay all of the Released Parties’ costs, expenses and fees of defending against such action, including, among other things, reasonable attorneys’ fees.  The immediately prior sentence does not apply to claims under ADEA or to challenge the release of ADEA claims under this Release; provided, however, nothing in this Release is intended to reflect any party’s belief that Executive’s waiver of claims under ADEA is invalid or unenforceable under this Release, it being the intent of Executive and Company that such claims are waived.  This Section 4 does not grant Executive an option to return the money and institute an action.  Instead this paragraph merely creates an additional term and condition precedent to bringing an action regardless of the fact that such action is expressly barred by this Release, and is without merit.

5.Communication with Governmental Entities. Notwithstanding anything to the contrary herein, this Release does not prohibit either party, where applicable, from confidentially or otherwise communicating or filing a charge or complaint with a governmental or regulatory entity, participating in a governmental or regulatory entity investigation, or giving truthful testimony or statements or other disclosures to a federal, state or local governmental or regulatory entity, in each case without having to disclose any such conduct to the other party, or from responding if properly subpoenaed or otherwise required to do so under applicable law. Nothing in this Release shall limit Executive’s ability to disclose in confidence trade secrets to federal, state, and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law or to disclose trade secrets in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal and protected from public disclosure. To the extent permitted by law, Executive agrees that if any claim is made based on any matter released herein, Executive hereby waives, and agrees that Executive shall not be entitled to recover and the Released Parties shall not be liable for, any further monetary or other relief arising out of or related to any such matter for any actual or alleged personal injury or damages to Executive, including without limitation any costs, expenses and attorneys’ fees incurred by or on

B-3

behalf of Executive (it being understood, however, that this Release does not limit Executive’s right to receive an award from a governmental or regulatory entity for information provided to such an entity, and not as compensation for actual or alleged personal injury or damages to Executive).

6.Executive’s Right to Enforce Agreement.  Nothing in this Release shall be construed as a waiver or release by Executive of any claim or right to enforce the terms of the Agreement or to bring a claim for damages arising out of Company’s breach of the Agreement.

B-4

IN WITNESS WHEREOF, Executive has executed and delivered this Release on the date set forth below.

Date: June 5, 2017	NOT TO BE SIGNED PRIOR TO JUNE 5, 2017 /s/ Melinda D. Whittington Melinda D. Whittington

B-5